UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2023

Cartica Acquisition Corp

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41198	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (202)741-3677

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Units, each consisting of one Class A Ordinary Share and one-half of one Redeemable Warrant	CITEU	The Nasdaq Stock Market LLC

Class A Ordinary Share, par value $0.0001 per share	CITE	The Nasdaq Stock Market LLC

Redeemable Warrants	CITEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On June 30, 2023, Cartica Acquisition Corp (the “Company”) issued an aggregate of 4,750,000 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) to Cartica Acquisition Partners, LLC, the sponsor of the Company (the “Sponsor”), upon the conversion (the “Conversion”) of an equal number of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares,” together with the Class A Ordinary Shares, the “Ordinary Shares”), held by the Sponsor.

The Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company's initial public offering.

The issuance of the Class A Ordinary Shares upon the Conversion has not been registered under the Securities Act of 1933, as amended, in reliance on the exemption from registration provided by Section 3(a)(9) thereof.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2023, the Company appointed Suresh Singamsetty, a director of the Company, as Chief Investment Officer of the Company, effective immedately. There is no arrangement or understanding between Mr. Singamsetty and any other person pursuant to which he was appointed as Chief Investment Officer of the Company.

Mr. Singamsetty, 49, has served as a director of the Company since May 2023. He has served as CEO and director of WiSilica Inc. and director of its subsidiary, namely, WiSilica India Pvt. Ltd., since June 2013. WiSilica Inc. is a technology company providing scalable IoT platform solutions. Since July 2021, he has served as Chief Financial Officer and a director of Namaste World Acquisition Corporation. Mr. Singamsetty has also served as CTO of Tracesafe Inc. (CSE: TSF), a publicly listed technology company focusing on safety-based wearable technology, since May 2020. Additionally, Mr. Singamsetty co-founded Transilica Inc., a developer of chips based on Bluetooth technology which was acquired by Microtune Inc. and served as its Director of Software Engineering from 2000 to 2003. Mr. Singamsetty also co-founded Martian Watches, a company manufacturing the first watch to utilize voice command, and served as its Vice President of Engineering from 2008 to 2013. He also co-founded Jaalaa Inc., a low power wireless semiconductor company, and served as its Vice Presisdent of Digital Engineering from 2003 to 2007.

Item  5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure contained in Item 5.07 of this Current Report on Form 8-K is incorporated by reference in this Item 5.03.

Item  5.07 Submission of Matters to a Vote of Security Holders.

On June 30, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting (the “Meeting”) to amend the Company’s amended and restated memorandum and articles of association (the “Charter Amendment”) to extend the date by which the Company has to consummate a business combination from July 7, 2023 to April 7, 2024 (the “Extension Amendment Proposal”) and to ratify the selection by the audit committee of Marcum LLP (“Marcum”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (the “Auditor Ratification Proposal”). The proposal to adjourn the Meeting to a later date was not presented because there were enough votes to approve each of the foregoing proposals.

There were 28,750,000 Ordinary Shares of the Company issued and outstanding on May 19, 2023, the record date for the Meeting. At the Meeting, there were 21,447,754 Ordinary Shares present in person or by proxy, representing approximately 74.6% of the total Ordinary Shares outstanding as of the record date, which constituted a quorum.

The final voting results for the Extension Amendment Proposal were as follows:

For	Against	Abstain	Broker Non-Votes
19,098,662	2,349,092	0	0

The final voting results for the Auditor Ratification Proposal were as follows:

For	Against	Abstentions	Broker Non-Votes
20,873,936	573,818	0	0

Shareholders holding 18,785,585 Class A Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account. As a result, approximately $200.4 million (approximately $10.67 per share) will be removed from the trust account to pay such holders. Following the redemptions and the Conversion, there are 8,962,415 Class A Ordinary Shares issued and outstanding and 1,000,000 Class B Ordinary Shares issued and outstanding and the Sponsor holds approximately 53% of the issued and outstanding Class A Ordinary Shares.

A form of the Charter Amendment, effective as of June 30, 2023, is attached as Exhibit 3.1 hereto and is incorporated by reference. The Company will file the Charter Amendment with the Cayman Islands Registrar of Companies.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
3.1	Amendment to Amended and Restated Memorandum and Articles of Association
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cartica Acquisition Corp

Date: July 6, 2023	By:	/s/ Suresh Guduru
	Name:	Suresh Guduru
	Title:	Chairman and Chief Executive Officer